August 14, 2014

Trust for Advised Portfolios
615 E. Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel to Trust for Advised Portfolios, a Delaware statutory trust (the “Trust”), in its individual capacity and on behalf of the 1919 Financial Services Fund, 1919 Socially Responsive Balanced Fund, and 1919 Maryland Tax-Free Income Fund (collectively, the “Acquiring Funds”), each a separate series of the Trust, in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about August 14, 2014 (the “Registration Statement”), with respect to the 1919 Financial Services Fund’s Class A, Class C, and Class I shares of beneficial interest, the 1919 Socially Responsive Balanced Fund’s Class A, Class B, Class C, and Class I shares of beneficial interest, and the 1919 Maryland Tax-Free Income Fund’s Class A, Class C, and Class I shares of beneficial interest (collectively, the “Shares”) to be issued in exchange for the transfer of assets and assumption of liabilities of the Legg Mason Investment Counsel Financial Services Fund, Legg Mason Investment Counsel Social Awareness Fund, and Legg Mason Investment Counsel Maryland Tax-Free Income Trust, respectively (collectively, the “Target Funds”), as described in the Registration Statement (the “Reorganization”).  You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)          A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

(b)          A copy, certified by the Secretary of State of the State of Delaware, of the Trust’s Certificate of Trust, and all amendments thereto, filed with the Secretary of State (the “Certificate of Trust”);

(c)          A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Agreement and Declaration of Trust (the “Declaration”), the Trust’s Bylaws, and the resolutions adopted by the Trustees of the Trust authorizing the Reorganization and the issuance of the Shares (the “Resolutions”);

(d)          A proof of the Registration Statement; and

(e)          A copy of each form of Agreement and Plan of Reorganization to be entered into by the Trust in its individual capacity and on behalf of the Acquiring Funds (the “Agreement”).

Trust for Advised Portfolios
August 14, 2014

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the proof referred to in paragraph (d) above, and that the Agreement will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. We have also assumed for the purposes of this opinion that the Declaration, the Certificate of Trust, the Resolutions and the Agreement will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.
This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware.  No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transactions. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with, the Investment Company Act of 1940 (the “1940 Act”), as amended, or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing and to the further assumptions and limitations hereinafter set forth, it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the Registration Statement, and the Resolutions and for the consideration described in the Agreement, will be validly issued, fully paid and nonassessable.

Trust for Advised Portfolios
August 14, 2014

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP